Exhibit 99.1

May 17, 2016

Dear Fellow shareholder,

The second quarter of fiscal year 2016 was one of continued growth and improved financial results. As you are aware, our second fiscal year quarter has always been our weakest quarter due to the normal timing of projects starting in the months of March through June and finishing in the fourth calendar quarter of the year.

For the quarter ended March 31, 2016 we achieved revenue of $28.0 million, which is a considerable improvement from the $20.9 million in the second fiscal quarter of last year. Most important, we had a backlog of $98.1 million at March 31, 2016 compared to $55.0 million at the same time last year. For the quarter, we had a net loss available to common shareholders of $287,000 compared to a loss of $272,000 for the same period in 2015.

The bottom line hides the fact that the second quarter of fiscal year 2016 was much stronger than the prior year. First, many of our jobs have just kicked off in late February and March of 2016 and recognized profits on our large projects are at conservative margins because our total project productivity is uncertain at March 31, 2016. Second, after years of cutting SG&A costs, we have added key personnel to grow our company resulting in a $165,000 increase for the quarter ended March 31, 2016 compared to the same period in 2015. As we have grown our company, we have also purchased nearly $3.9 million of equipment this fiscal year as well as purchasing the fabrication shop that Nitro Electric was leasing for $1.4 million. This led to a $43,000 increase in interest expense for the second quarter even though we paid off $1.2 million in long term debt and $5.5 million of line of credit and short term borrowings during the first six months of fiscal year 2016. Also, since we are using up all our net operating loss carry-forwards from previous periods, we had $201,000 less income tax benefits from continuing operations for the quarter ended March 31, 2016 than we did for the same period in 2015. Additionally, for the six months ended March 31, 2016, we produced $6.1 million cash from operations compared to $4.2 million in the comparable period of 2015.

The second quarter also featured other accomplishments. Our senior secured lenders agreed to increase our line of credit from $10.0 million to $15.0 million in anticipation of our significant backlog increase. Finally, we were fortunate to have Dr. Charles Abraham join our board of directors in January 2016. Dr. Abraham is long term shareholder and accomplished physician and businessman in the Huntington, WV community. Once again we appreciate your continued support of our company.

Yours Truly,

Doug Reynolds, President

Energy Services of America